NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2010

(LA JOLLA, CALIFORNIA)—May 10, 2010—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $578.1 million ($25.59 per share) at March 31, 2010, compared to $582.6 million ($25.79 per share) at December 31, 2009.  Reported book value per share declined by $0.20, or 0.8%, over the first quarter of 2010.

Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:

“The first four months of 2010 have seen significant activity with Union Community Partners and Vidler Water Company purchasing further strategic real estate and water assets, and successful settlement of the litigation concerning the permitting of water rights in the Tule Desert Groundwater Basin in April.

“Since 2008, our largest use of capital has been the investment of more than $83 million by UCP acquiring and developing residential lots in the Central Valley and Central Coast regions of California.  During the first quarter of 2010, Union Community Partners expended $13.6 million to develop its residential lot inventory, and to acquire additional lots.  Also during the first quarter, UCP generated revenues of $1.5 million and gross margin of $466,000 from the sale of one model home, four partially-completed homes, and one finished lot.  As of March 31, 2010, UCP owns or controls a total of 462 finished lots and 3,924 potential lots in various stages of entitlement.

“In January, Vidler acquired approximately 126,000 acre-feet of stored water within the Phoenix, Arizona Active Management Area for $15.8 million.  This stored water may be recovered and used anywhere in the Phoenix Active Management Area, and could have a variety of uses for commercial developments within the Phoenix metropolitan area.  Vidler has also continued its program of purchasing additional water in Arizona and placing it in storage in the Vidler Arizona Recharge Facility in 2010.  Including the water in storage at the Vidler Arizona Recharge Facility and at a state-owned storage facility in the Phoenix Active Management Area, Vidler now has more than 358,000 acre-feet of water in storage in Arizona.

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PICO Holdings, Inc.
Q1 2010 Results

“According to studies published by the Arizona Water Banking Authority and the Central Arizona Groundwater Replenishment District, in order for these entities to meet existing obligations, they must acquire new water supplies estimated to be 78,000 acre-feet annually in 2010, and anticipated to grow to 205,000 acre-feet annually in 2027.  The water which Vidler currently has in storage would only satisfy a fraction of this obligation.

“In April, Lincoln County Water District, Vidler and the Nevada State Engineer announced that they had concluded an agreement that settled all of the litigation between the parties.  The Settlement Agreement resulted in Lincoln/Vidler being awarded the entire 7,240 acre-feet of water rights originally applied for in the Tule Desert Groundwater Basin.  Of this total, 2,900 acre-feet of water rights are available for immediate use by Lincoln/ Vidler.  The remaining 4,340 acre-feet of water rights will be subject to staged pumping and development over the next several years, to further refine the modeling of the basin and potential impacts, if any, from deep aquifer pumping in the remote, unpopulated desert valley in Lincoln County, Nevada.

“Lincoln and Vidler have teamed up to jointly develop water resources in a sustainable, scientifically-based manner to support the planned economic growth of Lincoln County.  The Tule Desert Groundwater Basin water resources are being developed to support the Lincoln County Recreation, Conservation and Development Act of 2004, as well as the proposed Toquop 700 megawatt gas fired power generation facility project and a proposed 100 megawatt photovoltaic solar power generation site, both of which will be located in southern Lincoln County.

“After the adverse ruling by the Nevada State Engineer in 2009, we wrote down the carrying value of the application representing the 6,844 acre-feet of water rights which was denied, by $12.4 million.  The fair value of the 396 acre-feet of water rights which were awarded was estimated at approximately $4 million, which became the carrying value of our Tule Desert Groundwater Basin water rights.  After the Settlement Agreement, which results in Lincoln/Vidler obtaining up to the additional 6,844 acre-feet of permitted water rights originally denied, our carrying value for our Tule Desert water rights will remain only $4 million.

“Despite the modest recovery in the economy, we remain concerned about the amount of leverage in the financial system.  Therefore, maintaining a strong balance sheet remains a top priority at PICO.  At March 31, 2010, the PICO parent company and our non-insurance subsidiaries had $126.7 million in cash and liquid short-term investments available for asset purchases and acquisitions.”

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PICO Holdings, Inc.   DRAFT
Q1 2010 Results

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities (in thousands).

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$229,441	40%
Real Estate Operations	139,870	24%
Insurance Operations in “Run Off”	72,110	12%
Corporate	136,704	24%
PICO Shareholders’ Equity	$578,125	100%

FIRST QUARTER SEGMENT RESULTS OF OPERATIONS

In the first quarter of 2010, PICO reported a net loss of $4.1 million ($0.18 per share), compared to a net loss of $18.5 million ($0.98 per share) in the first quarter of 2009.

Our first quarter segment results of operations are (in thousands):

	2010	2009
Income (Loss) Before Taxes & Noncontrolling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(2,822)	$(13,917)
Real Estate Operations	(894)	(929)
Insurance Operations in “Run Off”	1,423	(6,893)
Corporate	(4,827)	(9,206)
Loss Before Taxes & Noncontrolling Interest	$(7,120)	$(30,945)
Income tax benefit	2,277	11,135
Noncontrolling interest	781	1,304
Net Loss	$(4,062)	$(18,506)

PICO is a diversified holding company.  PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

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PICO Holdings, Inc.   DRAFT
Q1 2010 Results

Our objective is to maximize long-term shareholder value.  We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.  Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.  Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.  Currently, UCP owns or controls approximately 462 finished lots and 3,924 potential lots in various stages of entitlement.  Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada.  Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

OTHER INFORMATION
At March 31, 2010, PICO Holdings, Inc. had a market capitalization of $840.3 million, and 22,595,678 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of factors such as: the significant and/or sustained downturn in the homebuilding industry; real estate market and equity and fixed-income markets; our water rights and the prices of water; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers and the environment; general economic conditions; the performance of the businesses and investments in non-U.S. companies and changes to the regulations governing such non-U.S. companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; unfavorable results of legal proceedings; and the impact of international affairs. For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (888) 389-3222 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:                      Max Webb                                Chief Financial Officer                                           (858) 456-6022 ext. 216